MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS SECOND QUARTER 2011 RESULTS Highlights:

	•	GAAP revenue of $745.6 million and GAAP EPS of $0.21
	•	Non-GAAP revenue of $779.6 million and non-GAAP EPS of $0.29
	•	Semiconductor Materials completes 300mm expansion in Korea, adding capacity of 50,000 wafers per month
	•	Solar Materials completes favorable contract resolution and initiates restructuring due to solar wafer pricing
	•	SunEdison pipeline grows to 2.5 GW

St. Peters, MO, August 3, 2011 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced financial results for the second quarter of 2011 that reflect year-over-year growth in revenue despite a sharp slowdown and weaker pricing in solar wafer markets and a modest softening of underlying semiconductor demand.  Responding to this environment, the company took actions across all segments to reduce cost, maximize the use of existing assets and lower risk.  SunEdison project pipeline grew in the second quarter to 2.5 GW. This was the third consecutive quarter of meaningful growth in the SunEdison project pipeline.  The second quarter also marked completion of the 300mm semiconductor wafer capacity expansion in Korea, adding 50,000 wafers per month of new production capacity.

“Our second quarter results demonstrate the resilience of our company following the Japan earthquake and in the midst of a severe solar materials downturn,” said MEMC’s CEO Ahmad Chatila.  “Our Semiconductor Materials business recovered quickly from the March earthquake in Japan, and 300mm wafer output is now at pre-earthquake levels despite softening demand in underlying semiconductor markets.  Responding quickly to market conditions in solar wafers, our Solar Materials business took actions to restructure customer and supplier agreements and right-size the business.  We are pleased to have reached the resolution with Suntech, and we expect that our future relationship with Suntech will be much improved, and that they will continue to buy from us in 2011 and beyond.  SunEdison, with a growing pipeline and interconnection ramp, continues to de-risk our Solar Materials business by providing more predictable demand and clear visibility into end markets.  We remain focused on our strategic business objectives, investing for long-term growth and driving productivity in our semiconductor and solar businesses.”

Revenue
GAAP revenue for the second quarter was $745.6 million, including $149.4 million resulting from the resolution of a long-term wafer supply agreement with Suntech Power Holdings Co., Ltd. which included an unfulfilled take-or-pay arrangement.  This represents an increase of 66% from $448.3 million in the second quarter of 2010 and an increase of 1% from the 2011 first quarter. Excluding the Suntech contract resolution, revenue was down 19% sequentially, due to weaker solar wafer pricing and volumes and the timing of Solar Energy (SunEdison) project completion.  Year-over-year, revenue increased 33% excluding the Suntech contract resolution, on higher solar wafer volumes, higher solar energy system sales, and higher semiconductor wafer prices and volumes.

Non-GAAP revenue for the quarter was $779.6 million, including the Suntech contract resolution, an increase of 68% from the 2010 second quarter but decrease of 6% from the 2011 first quarter.  Non-GAAP revenue includes $34.0 million related to real estate and leasing sales transactions that will be recognized in earnings under GAAP in the future.  See the financial statement tables at the end of this press release for a reconciliation of GAAP and non-GAAP financial measures.  Non-GAAP adjustments relate to the SunEdison segment only.

Gross Margin
GAAP gross margin in the 2011 second quarter was 24.3%, compared to 17.2% in the second quarter of 2010 and 15.5% in the 2011 first quarter.  Non-GAAP gross margin was 25.2% in the 2011 second quarter, compared to 18.0% in the 2011 first quarter and 17.2% in the second quarter of 2010.  GAAP and non-GAAP gross margin included a net benefit of $75.6 million, comprised of the $149.4 million benefit from the Suntech contract resolution, $52.4 million in charges relating to adverse purchase obligations in Solar Materials, $7.2 million in Semiconductor Materials cost of goods sold charges related to the March 2011 earthquake in Japan, $14.2 million of charges due largely to low initial volumes at our Kuching, Malaysia facility.

Net Income
MEMC reported GAAP net income for the 2011 second quarter of $47.3 million, or $0.21 per share, compared to a net loss of $4.5 million, or $0.02 per share, in the 2011 first quarter and net income of $13.8 million, or $0.06 per share, in the 2010 second quarter.  Non-GAAP net income for the 2011 second quarter was $66.2 million, or $0.29 per share, compared to $0.09 per share in the 2011 first quarter and $0.07 in the 2010 second quarter.  GAAP and non-GAAP net income in the second quarter was positively impacted by $64.5 million, reflecting an after tax benefit of $132.6 million related to the Suntech contract resolution (approximately $12.0 million of which is expected to recur in each of the third and fourth quarters), partially offset by $38.0 million of net charges for adverse purchase obligations, which include a related currency hedge gain, charges of $8.5 million associated with costs related to the earthquake in Japan, $14.0 million of charges due largely to low initial volumes at Kuching, and restructuring and other net charges of $7.6 million taken in the quarter to accelerate migration of semiconductor wafer production to new capacity in Asia, make our polysilicon and semiconductor wafer operations in Italy more productive, and other steps to improve the underlying operations and lower business risk.

Cash Flow
During the 2011 second quarter, the company had operating cash flow of $198.7 million, compared to operating cash use of $225.1 million in the 2011 first quarter and operating cash flow of $118.8 million in the 2010 second quarter.  Higher operating cash flow was driven in part by improved working capital management.  The Suntech and related contract matters were non-cash items in the second quarter, though $48.5 million of the Suntech contract matter was treated as both an operating cash inflow and financing outflow.

Capital expenditures were $102.7 million in the 2011 second quarter, down from $205.4 million in the first quarter, and were primarily related to ongoing investments in low cost solar wafer capacity and semiconductor 300mm wafer production capacity.

Construction of solar energy systems for SunEdison projects of $174.1 million for the 2011 second quarter includes projects currently classified as owned and carried as fixed assets.  The majority of these projects become sale lease-back transactions in which the assets are financed with non-recourse debt.  Projects expected to result in direct sales are held in inventory, thus impacting operating cash flows.

MEMC ended the 2011 second quarter with cash and cash equivalents of $651.9 million, excluding $58.1 million of long and short-term restricted cash.

Following is additional detail on second quarter 2011 results by segment.

Semiconductor Materials
Semiconductor Materials revenue was $275.3 million, an increase of 9% compared to the 2011 first quarter and 10% compared to the 2010 second quarter.  The sequential increase was driven by higher volume due to seasonal effects and volume recovery from the Japan earthquake.  Year-over-year revenue increased despite the negative effects of the Japan earthquake.  The year-over-year increase was primarily the result of higher pricing and volume, which included market share gains.

Segment operating profit was $3.4 million, compared to $8.4 million in the 2011 first quarter, and $24.3 million in the 2010 second quarter.  Second quarter 2011 operating profit included a $14.2 million unfavorable impact from the earthquake in Japan and $8.1 million in restructuring charges related to actions taken to improve productivity in Italy and cease production at higher cost facilities in the U.S.  The 2011 first quarter included an adverse impact of $9.3 million from the earthquake in Japan and the 2010 second quarter included a benefit of $8.0 million from an insurance settlement and $1.4 million in restructuring charges.  Excluding these items, operating profit would have increased $8.0 million sequentially and year-over-year.

Solar Materials
Solar Materials revenue was $323.1 million, a decrease of 1% from the 2011 first quarter and an increase of 92% from the 2010 second quarter.  Second quarter revenue included a $149.4 million benefit related to the Suntech contract resolution.  Excluding the Suntech contract resolution, revenue was down $152.6 million sequentially, driven by lower wafer volume and prices, and was up slightly year-over-year as a result of higher wafer volume, offset by lower prices.  According to independent industry reports, solar wafer pricing fell approximately 40% sequentially during the 2011 second quarter.

Segment operating profit was $89.2 million, compared to $39.4 million in the 2011 first quarter, and $19.1 million in the 2010 second quarter.  The sequential increase was driven by the Suntech contract resolution, partially offset by $52.4 million in cost of goods sold charges resulting from adverse purchase obligations, $1.3 million in restructuring charges, and a $14.2 million charge due largely to low initial volumes at Kuching as the ramp of that facility progresses.

Solar Energy (SunEdison)
SunEdison GAAP revenue was $147.2 million, compared to revenue of $158.1 million in the 2011 first quarter, and $30.7 million in the 2010 second quarter.  SunEdison non-GAAP revenue for the 2011 second quarter was $181.2 million, compared to $254.8 million in the 2011 first quarter and $47.4 million in the 2010 second quarter.  Projects interconnected during the 2011 second quarter represented 30 MW, including 25 MW of direct sales projects, 4 MW of sale-lease back projects, and 1 MW of debt financed projects.  Non-GAAP revenue includes $34.0 million related to real estate and leasing sales transactions that will be recognized in earnings under GAAP in the future.  See the financial statement tables at the end of this press release for a reconciliation of GAAP and non-GAAP financial measures.

SunEdison’s 2011 second quarter GAAP operating loss was $8.4 million, compared to an operating loss of $6.6 million in the 2011 first quarter, and an operating loss of $4.4 million in the 2010 second quarter.  GAAP operating loss in the 2011 second quarter resulted from timing differences between recognition of cost and revenue under GAAP accounting.  The year-over-year increase in operating loss is due in part to this effect, but also to higher operating expenses related to investments in continued growth in the business and $7.3 million in restructuring and other charges.  SunEdison’s non-GAAP operating income for the 2011 second quarter was $7.1 million, compared to $29.0 million in the 2011 first quarter and a loss of $1.5 million in the second quarter of 2010.  The sequential decline in non-GAAP operating profit is primarily due to fewer megawatts completed, higher operating expenses due to continued investment in the growth of the business, and restructuring and impairment charges.

SunEdison ended the 2011 second quarter with a total pipeline of 2.5 GW.  At June 30, 2011, 160 MW of the pipeline was under construction, compared to 105 MW at March 31, 2011, as the company continues to execute on its growing backlog of projects.  As SunEdison continues to increase its utility scale project development and enter into new global solar markets, SunEdison has narrowed and clarified its definition of pipeline projects to appropriately reflect the various development stages for its project portfolio.  A solar energy system project will be classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed.  “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other
Corporate/other costs were $32.5 million in the 2011 second quarter, compared to $41.4 million in the 2011 first quarter and $35.7 million in the 2010 second quarter.  The sequential decrease was driven primarily by an adverse legal accrual in the first quarter 2011.

Outlook
Given the downturn in the solar upstream supply chain and the softening of semiconductor demand, MEMC is revising its guidance for 2011.  The company now expects 2011 non-GAAP sales to be in the range of $3.3 - $3.6 billion, with non-GAAP earnings per share of $0.80 to $1.00.  GAAP sales are expected to be in the range of $2.7 - $3.0 billion, with earnings per share of $0.10 to $0.30.

Subsequent Events - Acquisition of Fotowatio Renewable Ventures, Inc.
In a separate release, the company also announced today that it has reached a definitive agreement to acquire privately-held Fotowatio Renewable Ventures, Inc. (“FRV U.S.”).  FRV U.S. is a leading developer, operator and owner of solar power plants in the United States.  FRV U.S.’s solar portfolio includes 42 MW in operation in the United States, including 14 MW at Nellis Air Force Base.  In addition, FRV U.S.’s solar portfolio includes 28 projects currently in various stages of development, providing SunEdison with up to 1.4 GW of solar projects in the United States.  The acquisition is expected to close in the third or fourth quarter of 2011, subject to customary closing conditions, including the receipt of regulatory approvals.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation table below and Form 8-K filed today.

Conference Call
MEMC will host a conference call today, August 3 at 5:30 p.m. ET to discuss the company’s second quarter results, outlook for the second half of 2011 and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on August 3, 2011, until 11:59 p.m. ET on August 10, 2011.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 211108. A replay will also be available on the company’s web site at www.memc.com.

About MEMC
MEMC is a world leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that 2011 non-GAAP sales are expected to be in the range of $3.3 - $3.6 billion, with non-GAAP earnings per share of $0.80 to $1.00, and GAAP sales in the range of $2.7 - $3.0 billion with earnings per share of $0.10 to $0.30; and our expectation that Suntech will continue to buy from us in 2011 and beyond.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh and Kuching facilities; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates, the ability of our customers to pay their debts as they become due; our ability to realize the benefits of any announced or future facility closings and/or restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the Solaicx acquisition, acquisitions of pipeline in our Solar Energy segment, or any future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net sales	$745.6	$735.9	$448.3	$1,481.5	$886.0
Cost of goods sold	564.5	621.9	371.4	1,186.4	749.8
Gross profit	181.1	114.0	76.9	295.1	136.2

Operating expenses:
Marketing and administration	94.0	93.0	72.6	187.0	134.8
Research and development	21.8	21.0	11.5	42.8	22.6
Restructuring and impairment charges	13.6	0.2	1.4	13.8	2.7
Insurance recovery	-	-	(11.9)	-	(11.9)
Operating profit (loss)	51.7	(0.2)	3.3	51.5	(12.0)

Non-operating expense:
Interest expense	21.2	9.0	6.0	30.2	18.1
Interest income	(0.9)	(0.9)	(1.8)	(1.8)	(4.1)
Decline (increase) in fair value of warrant	1.9	(1.6)	6.8	0.3	12.1
Other, net	(17.2)	(0.4)	(7.0)	(17.6)	(6.4)
Total non-operating expense	5.0	6.1	4.0	11.1	19.7
Income (loss) before income tax benefit and equity in earnings of joint ventures	46.7	(6.3)	(0.7)	40.4	(31.7)
Income tax expense (benefit)	0.9	(14.3)	(16.1)	(13.4)	(30.7)
Income (loss) before equity in earnings of joint ventures	45.8	8.0	15.4	53.8	(1.0)
Equity in earnings of joint ventures, net of tax	2.0	1.3	-	3.3	7.3
Net income	47.8	9.3	15.4	57.1	6.3
Net income attributable to noncontrolling interests	(0.5)	(13.8)	(1.6)	(14.3)	(2.1)
Net income (loss) attributable to MEMC stockholders	$47.3	$(4.5)	$13.8	$42.8	$4.2

Basic income (loss) per share	$0.21	$(0.02)	$0.06	$0.19	$0.02
Diluted income (loss) per share	$0.21	$(0.02)	$0.06	$0.19	$0.02

Weighted-average shares used in computing basic income (loss) per share	229.8	228.9	226.8	229.4	226.8
Weighted-average shares used in computing diluted income (loss) per share	230.9	228.9	228.0	231.0	227.9

RESULTS BY REPORTABLE SEGMENT

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Net sales:
Semiconductor Materials	$275.3	$251.5	$249.6	$526.8	$468.9
Solar Materials	323.1	326.3	168.0	649.4	325.7
Solar Energy	147.2	158.1	30.7	305.3	91.4
Consolidated net sales	$745.6	$735.9	$448.3	$1,481.5	$886.0

Operating income (loss):
Semiconductor Materials	$3.4	$8.4	$24.3	$11.8	$16.4
Solar Materials	89.2	39.4	19.1	128.6	31.3
Solar Energy	(8.4)	(6.6)	(4.4)	(15.0)	2.4
Corporate and other	(32.5)	(41.4)	(35.7)	(73.9)	(62.1)
Consolidated operating income (loss)	$51.7	$(0.2)	$3.3	$51.5	$(12.0)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$651.9	$707.3
Restricted cash	38.1	43.8
Accounts receivable, less allowance for doubtful accounts of $7.8 in 2011 and 2010	272.9	296.0
Inventories	335.4	214.6
Solar energy systems held for development and sale, including consolidated variable
interest entities of $39.5 and $151.8 in 2011 and 2010, respectively	226.5	237.5
Income taxes receivable	25.6	35.6
Prepaid and other current assets	269.2	202.5
Total current assets	1,819.6	1,737.3

Investments	145.2	110.3
Property, plant and equipment, net:
Semiconductor and Solar Materials, net of accumulated depreciation of $764.5 and $694.6
in 2011 and 2010, respectively	1,677.5	1,465.9
Solar energy systems, including consolidated variable interest entities of $58.6 and $56.2 in 2011 and 2010, respectively, net of accumulated depreciation of $23.2 and $14.3 in 2011
and 2010, respectively	740.0	567.6
Deferred tax assets, net	211.3	139.3
Restricted cash	20.0	18.7
Other assets	228.8	177.6
Goodwill	404.9	342.7
Intangible assets, net	50.1	52.5
Total assets	$5,297.4	$4,611.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10.7	$6.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations, including consolidated variable interest entities of $5.9 and
$28.8 in 2011 and 2010, respectively	59.0	65.7
Accounts payable	608.4	745.5
Accrued liabilities	180.6	165.4
Contingent consideration related to acquisitions	51.0	106.4
Accrued wages and salaries	57.5	50.4
Deferred revenue for solar energy systems	27.8	8.8
Customer deposits	60.2	92.9
Income taxes payable	80.2	42.6
Total current liabilities	1,135.4	1,284.1

Long-term debt and capital lease obligations, less current portion	641.5	20.5
Long-term solar energy system financing and capital lease obligations, less current portion, including
consolidated variable interest entities of $86.8 and $107.2 in 2011 and 2010, respectively	693.2	590.1
Pension and post-employment liabilities	56.1	54.1
Deferred revenue for solar energy systems	112.7	75.0
Semiconductor and Solar Materials deferred revenue	52.7	115.2
Other liabilities	179.4	177.3
Total liabilities	2,871.0	2,316.3

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	603.2	557.9
Retained earnings	2,156.3	2,113.5
Accumulated other comprehensive income	74.8	34.1
Treasury stock	(458.9)	(456.2)
Total MEMC stockholders' equity	2,377.8	2,251.7
Noncontrolling interests	48.6	43.9
Total stockholders' equity	2,426.4	2,295.6
Total liabilities and stockholders' equity	$5,297.4	$4,611.9

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$47.8	$9.3	$15.4	$57.1	$6.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	55.6	49.0	38.6	104.6	76.1
Stock-based compensation	11.3	9.7	18.1	21.0	29.0
Benefit for deferred taxes	(33.5)	(35.6)	(6.4)	(69.1)	(13.9)
Deferred revenue recognized	(34.6)	(6.3)	0.2	(40.9)	(0.7)
Impairment on deposits for take-or-pay agreements	50.2	-	-	50.2	-
Decline (increase) in fair value of warrant	1.9	(1.6)	6.8	0.3	12.1
Change in accounts receivable	111.8	(103.3)	(14.3)	8.5	(108.4)
Change in accounts payable	89.0	(127.6)	57.7	(38.6)	62.8
Change in inventories	(56.7)	(58.5)	(14.3)	(115.2)	6.3
Changes in income taxes receivable and payable	(3.1)	47.6	49.0	44.5	41.6
Deferred revenue for solar energy systems	36.6	13.3	3.5	49.9	6.1
Working capital and other	(77.6)	(21.1)	(35.5)	(98.7)	(108.6)
Net cash provided by (used in) operating activities	198.7	(225.1)	118.8	(26.4)	8.7

Cash flows from investing activities:
Capital expenditures	(102.7)	(205.4)	(94.9)	(308.1)	(141.1)
Construction of solar energy systems	(174.1)	(52.6)	(66.8)	(226.7)	(111.7)
Purchases of cost and equity method investments	(28.6)	(20.7)	(10.0)	(49.3)	(10.0)
Restricted cash	3.2	(19.1)	10.4	(15.9)	6.0
Proceeds from sale of property plant and equipment	37.1	-	-	37.1	-
Receipts (payments) to vendors for deposits and loans	5.2	(24.0)	(28.0)	(18.8)	(28.0)
Cash paid for acquisition, net of cash acquired	(28.7)	-	-	(28.7)	-
Proceeds from sale and maturities of investments	-	-	138.8	-	146.8
Proceeds from return of equity method investment	13.7	-	77.6	13.7	77.6
Cash received from net investment hedge	-	-	12.4	-	18.5
Other	-	(0.6)	2.7	(0.6)	2.7
Net cash (used in) provided by investing activities	(274.9)	(322.4)	42.2	(597.3)	(39.2)

Cash flows from financing activities:
Proceeds from senior notes issuance	-	550.0	-	550.0	-
Cash paid for SunEdison acquisition contingent consideration	-	(50.2)	-	(50.2)	-
Proceeds from solar energy system financing and capital lease obligations	108.4	109.2	33.8	217.6	106.6
Repayments of solar energy system financing and capital lease obligations	(12.3)	(54.6)	(12.2)	(66.9)	(15.8)
Common stock issued and repurchased	(0.1)	(2.6)	(0.3)	(2.7)	(0.3)
Proceeds from non-controlling interests		-	4.3	-	9.7
Return of investment and dividends to noncontrolling interest	(1.1)	(14.1)	-	(15.2)	-
Payment of debt financing fees	(3.4)	(20.0)	(2.4)	(23.4)	(9.0)
Net repayments of customer deposits			-	-	-
related to long-term supply agreements	(49.6)	(1.6)	(0.1)	(51.2)	(27.7)
Principal payments on long-term debt	(1.8)	-	(2.7)	(1.8)	(3.0)
Net cash provided by financing activities	40.1	516.1	20.4	556.2	60.5

Effect of exchange rate changes on cash and cash equivalents	3.9	8.2	(6.3)	12.1	(9.7)

Net (decrease) increase in cash and cash equivalents	(32.2)	(23.2)	175.1	(55.4)	20.3
Cash and cash equivalents at beginning of period	684.1	707.3	477.9	707.3	632.7
Cash and cash equivalents at end of period	$651.9	$684.1	$653.0	$651.9	$653.0

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING	June 30,
2011

Senior notes	$550.0
Materials Business - Bank debt and capital lease obligations	102.2
SunEdison - Debt	36.6
SunEdison - Current portion of non-recourse system financing debt and capital lease obligations	59.0
SunEdison - Non-recourse system financing debt and capital lease obligations, less current portion	656.6
Total	$1,404.4

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net cash provided by operating activities	$198.7	$(225.1)	$118.8	$(26.4)	$8.7

Capital expenditures	(102.7)	(205.4)	(94.9)	(308.1)	(141.1)
Construction of solar energy systems	(174.1)	(52.6)	(66.8)	(226.7)	(111.7)
Proceeds from solar energy system financing and capital lease obligations	108.4	109.2	33.8	217.6	106.6
Repayments of solar energy system financing and capital lease obligations	(12.3)	(54.6)	(12.2)	(66.9)	(15.8)
Dividends to noncontrolling interest of solar energy systems	(1.1)	(14.1)	-	(15.2)	-
Free cash flow	$16.9	$(442.6)	$(21.3)	$(425.7)	$(153.3)

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In millions except per share data)	2011	2011	2010	2011	2010
Non-GAAP Financial Measures
Non-GAAP net sales	$779.6	$832.6	$465.0	$1,612.2	$915.7
Non-GAAP operating income	67.2	35.4	6.2	102.6	(5.4)
Non-GAAP net income (loss)	66.2	21.5	15.4	87.7	8.5
Non-GAAP fully diluted income (loss) per share	0.29	0.09	0.07	0.38	0.04

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$745.6	$735.9	$448.3	$1,481.5	$886.0
Direct sales [B]	22.6	36.4	10.2	59.0	10.2
Financing sale-leasebacks [C]	11.4	60.3	6.5	71.7	19.5
Non-GAAP net sales	$779.6	$832.6	$465.0	$1,612.2	$915.7

GAAP operating income	$51.7	$(0.2)	$3.3	$51.5	$(12.0)
Direct sales [B]	18.9	20.2	1.7	39.1	1.7
Cash gain received on financing sale-leasebacks [C]	(3.4)	15.4	1.2	12.0	4.9
Non-GAAP operating income (loss)	$67.2	$35.4	$6.2	$102.6	$(5.4)

GAAP net income (loss)	$47.3	$(4.5)	$13.8	$42.8	$4.2
Total SunEdison non-GAAP adjustments, net of tax [D]	18.9	26.0	1.6	44.9	4.3
Non-GAAP net income (loss)	$66.2	$21.5	$15.4	$87.7	$8.5

GAAP fully diluted loss per share	$0.21	$(0.02)	$0.06	$0.19	$0.02
Non-GAAP adjustments	0.08	0.11	0.01	0.19	0.02
Non-GAAP fully diluted income (loss) per share	$0.29	$0.09	$0.07	$0.38	$0.04

	2011 Guidance
	Twelve-months ended December 31, 2011
(In billions except per share data)	Low Estimate	High Estimate
Non-GAAP Financial Measures
Non-GAAP net sales	$3.3	$3.6
Non-GAAP fully diluted income per share	0.80	1.00

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$2.7	$3.0
Direct sales [B]	0.1	0.1
Financing sale-leasebacks [C]	0.5	0.5
Non-GAAP net sales	$3.3	$3.6

GAAP fully diluted income per share	$0.10	$0.30
Non-GAAP adjustments	0.70	0.70
Non-GAAP fully diluted income per share	$0.80	$1.00

[A]
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting.  In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the SunEdison business. The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy (SunEdison) segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
EBITDA CALCULATION (Unaudited) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net income (loss)	$47.3	$(4.5)	$13.8	$42.8	$4.2
Net interest expense	20.3	8.1	4.2	28.4	14.0
Depreciation and amortization	55.6	49.0	38.6	104.6	76.1
Income tax expense (benefit)	0.9	(14.3)	(16.1)	(13.4)	(30.7)
EBITDA	$124.1	$38.3	$40.5	$162.4	$63.6

[A]
EBITDA is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization.  The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, with can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.